EXHIBIT 99.1

Affirmative Insurance Holdings Reports First Quarter 2009 Financial Results

ADDISON, Texas, May 11, 2009 (GLOBE NEWSWIRE) -- Affirmative Insurance Holdings, Inc. (Nasdaq:AFFM), a leading distributor and producer of non-standard personal automobile insurance policies, today reported consolidated financial results for the first quarter ended March 31, 2009.

 For the First Quarter of 2009:

 --  Total gross premiums written for the three months ended March 31,
     2009 decreased $7.0 million to $112.2 million, or 5.9%, compared with the first quarter of 2008.

 --  Net investment income declined by $2.1 million, or 45.8%, to $2.5 million for the three months ended March 31, 2009, compared with
     $4.6 million in the first quarter of 2008. The average investment yield in 2009 was 2.98% (4.17% on a taxable-equivalent basis), compared with 4.29% (6.00% on a taxable-equivalent basis) in
     2008.

 --  Losses and loss adjustment expenses for the three months ended
     March 31, 2009 decreased $1.7 million, or 2.4%, to 74.7% of net earned premium (the loss ratio), compared with a loss ratio of
     75.2% in the first quarter of 2008.

 --  Selling, general and administrative expenses increased $6.2 million, or 17.7%, to $41.6 million, compared with $35.4 million in the first quarter of 2008.

 --  Operating income for the three months ended March 31, 2009 was
     $4.2 million, a 64.5% decrease from the $11.9 million in the same period of the prior year.

 --  Total interest expense was $4.1 million, compared with $5.5 million in the same period of the prior year.

 --  Net income for the three months ended March 31, 2009 of $10.8 million, or $0.70 per share, compared with net income of $4.6 million, or $0.30 per share, in the first quarter of 2008.

Additional Financial Information

Certain events affected the comparability of 2009 versus 2008 quarterly results, as outlined below.

 --  On March 27, 2009, the Company entered into an amendment to our senior secured credit facility, which was considered an
     extinguishment of debt under generally accepted accounting principles. As a result, the Company recorded a $19.4 million pretax, non-cash gain on extinguishment of debt. The $19.4 million debt extinguishment gain resulted from a $24.2 million discount representing the difference between the carrying value of the original credit agreement and the fair value of the new modified credit agreement, net of $0.7 million of term lender consent fees and the write-off of $4.1 million of deferred debt issuance costs relating to the original credit agreement.

 --  As a result of the debt extinguishment, the Company's two interest rate swaps no longer qualified for hedge accounting.
     Accordingly, the amount recorded in accumulated other
     comprehensive loss through March 27, 2009 of $4.4 million was reclassified to earnings as loss on interest rate swaps.

 --  $4.3 million of the increase in selling, general and
     administrative expenses in the first quarter of 2009 was related to a reduction in ceding commission income. Effective January 1,
     2009, the Company discontinued ceding 25% of its Louisiana and
     Alabama business under the previous quota share agreement.
     Amortization of deferred policy acquisition costs is a major component of selling, general and administrative expenses.

About Affirmative

Affirmative Insurance Holdings, Inc. is a distributor and producer of non-standard personal automobile insurance policies and related products and services for individual consumers in targeted geographic markets. Non-standard personal automobile insurance policies provide coverage to drivers who find it difficult to obtain insurance from standard automobile insurance companies due to their lack of prior insurance, age, driving record, limited financial resources or other factors. Non-standard personal automobile insurance policies generally require higher premiums than standard automobile insurance policies.

The Affirmative Insurance Holdings, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=3443

       AFFIRMATIVE INSURANCE HOLDINGS, INC. AND SUBSIDIARIES
                   CONSOLIDATED STATEMENTS OF INCOME
                 (in thousands, except per share data)

                                                    Three Months Ended
                                                        March 31,
                                                        ---------
                                                     2009       2008
                                                   --------   --------
                                                       (Unaudited)
 Revenues
 Net premiums earned                               $ 93,225   $ 94,868
 Commission income and fees                          21,620     21,485
 Net investment income                                2,469      4,559
 Net realized gains (losses)                         (2,004)        22
 Other income                                         2,598         --
                                                   --------   --------

   Total revenues                                   117,908    120,934
                                                   --------   --------

 Expenses
 Losses and loss adjustment expenses                 69,676     71,361
 Selling, general and administrative expenses        41,616     35,368
 Depreciation and amortization                        2,413      2,352
                                                   --------   --------

   Total expenses                                   113,705    109,081
                                                   --------   --------

     Operating income                                 4,203     11,853

 Gain on extinguishment of debt                      19,434         --
 Loss on interest rate swaps                          4,430         --
 Interest expense                                     4,142      5,513
                                                   --------   --------
 Income before income tax expense                    15,065      6,340
 Income tax expense                                   4,241      1,712
                                                   --------   --------

   Net income                                      $ 10,824   $  4,628
                                                   ========   ========

 Net income per common share:
   Basic                                           $   0.70   $   0.30
                                                   ========   ========
   Diluted                                         $   0.70   $   0.30
                                                   ========   ========

 Weighted average common shares outstanding:
   Basic                                             15,415     15,415
                                                   ========   ========
   Diluted                                           15,415     15,415
                                                   ========   ========

 Dividends declared per common share               $     --   $   0.02
                                                   ========   ========

CONTACT:  Affirmative Insurance Holdings, Inc.
          Michael J. McClure, Chief Financial Officer
          (630) 560-7205